Exhibit 99.1

News Release
225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Media Contact:

Margaret Kirch Cohen 312-696-6383  margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First Quarter 2005 Financial Results

CHICAGO, May 17, 2005  —  Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced its first quarter 2005 financial results. The company reported consolidated revenue of $53.2 million in the first quarter of 2005, a 29% increase from revenue of $41.1 million in the first quarter of 2004. Net income was $4.0 million in the first quarter of 2005, or 9 cents per diluted share, compared with $4.5 million, or 9 cents per diluted share, in the first quarter of 2004. Net income decreased but diluted income per share remained the same because of accounting rules related to the treatment of stock-based compensation in calculating diluted income per share.

“We’re off to a good start in 2005. Our revenue growth reflects strong demand in each of our three business segments – Individual, Advisor, and Institutional – with significant contributions from our independent equity research and Morningstar® Advisor WorkstationSM,” said Joe Mansueto, chairman and chief executive officer. “Excluding stock-based compensation expense, our operating income increased 35% in the first quarter of 2005.”

Mansueto added, “In evaluating our income this quarter, it’s helpful to have a brief explanation of our stock-option accounting. We use the liability method of accounting for a portion of our stock option expense, which requires us to ‘mark to market’ the value of our stock options. An increase in the value of our common stock led to a sharp increase in stock-based compensation expense under this method for the quarter. The $1.00 increase in the fair value per share of our common stock to $18.50 as of March 31, 2005, from $17.50 as of Dec. 31, 2004, resulted in $2.8 million of stock-based compensation expense under the liability method in the quarter. Because our May 2005 initial public offering price per share and our March 31, 2005 value per share are the same, we won’t record additional expense under this method in connection with our IPO. This method of expensing stock options is now behind us.”

1 of 13

Our Key Business Drivers

Consolidated Revenue:  Revenue in the Individual segment was $15.5 million in the first quarter of 2005, a 48% increase from $10.5 million in the first quarter of 2004.  Revenue in the Advisor segment was $16.5 million in the first quarter of 2005, a 20% increase compared with $13.7 million in the same period in 2004. Revenue in the Institutional segment was $22.3 million in the first quarter of 2005, a 21% increase from $18.5 million in the first quarter of 2004.

Revenue from international operations increased $1.0 million, or 17%, to $7.0 million in the first quarter of 2005, compared with $6.0 million in the first quarter of 2004. Foreign currency translations contributed $0.3 million; excluding the impact of foreign currency translations, international revenue increased approximately 12% in the first quarter of 2005, compared with the first quarter of 2004.

“Results from our International operations were slightly below expectations, but we continue to believe in our long-term prospects and opportunities for growth outside the United States,” Mansueto added.

In January 2005, Morningstar acquired Variable Annuity Research and Data Service (VARDS) from Finetre Corporation for $8.2 million in cash. The acquisition contributed revenue of $0.7 million in the first quarter of 2005. Excluding the impact of foreign currency translations and the VARDS acquisition, consolidated revenue increased approximately 27% in the first quarter of 2005, compared with the first quarter of 2004.

Morningstar has revised its estimate of 2005 walk-in revenue from $129.5 million to $124.9 million. The company defines walk-in revenue as revenue it expects to recognize from licenses or subscriptions in place at the beginning of each year, absent cancellations. Cancellations during the first quarter, the impact of currency translations, and other routine adjustments further reduced this walk-in revenue by $2.4 million, or approximately 2%, to $122.5 million. During the first quarter of 2005, the company closed renewals and brought in new business that will contribute an estimated $36.4 million to 2005 revenue, absent cancellations. Morningstar estimates that 2005 walk-in revenue plus the full-year impact of new and renewal business closed during the first quarter, absent additional cancellations, will total $158.9 million.

Consolidated Operating Income: Consolidated operating income in the first quarter of 2005 was $6.9 million, a 4% increase compared with $6.6 million in the same period a year ago. Excluding stock-based compensation expense, operating income was $11.8 million, an increase of $3.1 million, or 35%, in the first quarter of 2005, compared with $8.7 million in the first quarter of 2004. Operating

2 of 13

income before stock-based compensation expense is a measure that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation to operating income is included in the accompanying financial tables.

Morningstar’s first quarter 2005 operating expenses increased $11.8 million, or 34%, compared with the prior year, including $5.7 million of additional compensation-related expense that reflected salaries, benefits, sales commissions, and bonus expense, and a $2.8 million increase in stock-based compensation expense. The company had approximately 1,000 employees worldwide as of March 31, 2005, compared with approximately 870 as of March 31, 2004. The higher headcount includes additional technical staff for Morningstar’s development center in China, equity analysts in its U.S. operations, and other marketing, product sales, and product support positions.

The company’s operating margin was 12.9% in the first quarter of 2005, compared with 16.1% in the first quarter of 2004. The reduction in operating margin primarily reflects an increase in stock-based compensation expense as a percentage of revenue compared with the first quarter of 2004. Excluding stock-based compensation expense, the company’s operating margin was 22.1% in the first quarter of 2005, compared with 21.2% in the first quarter of 2004. Operating margin before stock-based compensation expense is a non-GAAP measure that is reconciled to operating margin in the accompanying financial tables.

General and administrative expense increased $4.4 million, or 51%, to $13.1 million in the first quarter of 2005 from $8.7 million in the first quarter of 2004. This increase was primarily driven by increases in stock-based compensation expense, other compensation-related expenses, and professional fees.

Consolidated Free Cash Flow:  Morningstar reported negative free cash flow of approximately $3.2 million in the first quarter of 2005, reflecting cash used for operating activities of $2.2 million and capital expenditures of $1.0 million. Free cash flow decreased by approximately $4.9 million from a positive free cash flow of $1.7 million in the first quarter of 2004. The decrease reflects a $5.4 million decline in cash provided by operating activities, which was partially offset by a $0.5 million reduction in capital expenditures. Free cash flow is a non-GAAP measure that is reconciled to cash provided by or used for operating activities in the accompanying financial tables. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

3 of 13

The decline in cash provided by operating activities in the first quarter of 2005 compared with the same period in 2004 was primarily due to an increase in the annual bonus payment made during the quarter.  In the first quarter of 2005, Morningstar paid annual bonuses of approximately $18.0 million, compared with bonus payments of approximately $11.0 million in the first quarter of 2004. The higher bonuses were the result of strong 2004 operating performance and a special bonus paid to Morningstar’s analyst team in connection with the ramp-up of its independent equity research business. In addition, in the first quarter of 2005 the company made income tax payments of $3.7 million. In the first quarter of 2004, the company did not make any significant income tax payments because of the net operating loss carryforwards available from prior years.

As of March 31, 2005, Morningstar had cash, cash equivalents, and investments of $84.1 million, compared with $95.5 million as of Dec. 31, 2004, and $70.9 million as of March 31, 2004.

Our Business Segment Performance

Individual Investor Segment: The largest product in this segment is paid Premium membership service for Morningstar.com®, the company’s Web site for investors. This segment also includes independent equity research on more than 1,500 companies and several print and online publications focusing on stocks and mutual funds.

•                  Revenue was $15.5 million in the first quarter of 2005, a 48% increase from $10.5 million in the first quarter of 2004.

•                  Operating income was $4.0 million in the first quarter of 2005, a 260% increase from $1.1 million in the first quarter of 2004.

•                  Operating margin was 25.8% in the first quarter of 2005, compared with 10.6% in the first quarter of 2004.

•                  Subscriptions for Morningstar.com Premium membership service increased to 138,364 as of March 31, 2005, compared with 124,294 as of March 31, 2004.

4 of 13

Advisor Segment: The largest products in this segment are Morningstar Advisor Workstation, a Web-based investment planning system, and Principia®, a CD-ROM-based investment research product. This segment also includes Morningstar Managed PortfoliosSM, an asset management service consisting of portfolios of mutual funds offered exclusively through financial advisors.

•                  Revenue was $16.5 million in the first quarter of 2005, a 20% increase from $13.7 million in the same period in 2004.

•                  Operating income was $4.0 million in the first quarter of 2005, an increase of 19% compared with $3.4 million in the first quarter of 2004.

•                  Operating margin was 24.4% in the first quarter of 2005, compared with 24.6% in the first quarter of 2004.

•                  Assets under management in the Morningstar Managed Portfolios service totaled $1.0 billion as of March 31, 2005, compared with $586.4 million as of March 31, 2004.

•                  Advisor Workstation licenses increased to 89,557 as of March 31, 2005, compared with 60,825 as of March 31, 2004. Principia subscriptions declined to 48,366 as of March 31, 2005, compared with 49,492 as of March 31, 2004.

Institutional Segment: The key products and services in the Institutional business segment are Morningstar DirectSM, a set of Web-based research tools that provide access to Morningstar’s proprietary statistics; Licensed DataSM, a set of investment data spanning eight core databases, available as an electronic data feed; Investment Consulting, which helps clients create and maintain investment portfolios; and Morningstar® Retirement ManagerSM, a suite of services for retirement plan participants.

•                  Revenue was $22.3 million in the first quarter of 2005, a 21% increase from $18.5 million in the first quarter of 2004.

•                  Operating income was $5.0 million in the first quarter of 2005, an increase of 31% from $3.8 million in the same period in 2004.

•                  Operating margin was 22.3% in the first quarter of 2005, compared with 20.5% in the first quarter of 2004.

•                  Morningstar Direct had 797 licenses as of March 31, 2005, compared with 775 as of Dec. 31, 2004. Morningstar will begin reporting year-over-year comparisons for Morningstar Direct when it announces second quarter 2005 results.

•                  Assets under management for managed retirement accounts offered through Morningstar Retirement Manager were $151.1 million as of March 31, 2005, compared with $38.2 million as of March 31, 2004.

•                  Exchange-traded funds that are based on the Morningstar Indexes and offered by a third party had assets totaling approximately $356 million as of March 31, 2005.

Corporate Items and Eliminations: Corporate Items and Eliminations include stock-based compensation expense, capitalized internal product development costs and related amortization, and amortization related to intangible assets. In the first quarter of 2005,

5 of 13

Corporate Items and Eliminations reduced the company’s operating income by $6.1 million, compared with $1.6 million in the first quarter of 2004. The increase of $4.5 million is primarily due to the $2.8 million increase in stock-based compensation expense, a $0.9 million reduction in capitalized internal product development costs, and a $0.7 million increase in depreciation and amortization. The latter increase mainly reflects Morningstar’s current estimate of amortization expense associated with intangible assets resulting from the VARDS acquisition.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions.  As of Dec. 31, 2004, Morningstar provided data on more than 125,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Prospectus filed on May 4, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with GAAP, Morningstar uses the following measures defined as non-GAAP by the Securities and Exchange Commission:  free cash flow, operating income before stock-based compensation expense, and operating margin before stock-based compensation expense.

Morningstar presents free cash flow solely as supplemental disclosure to help its investors better understand how much cash is available after Morningstar spends money to operate its business.

6 of 13

Morningstar uses free cash flow to evaluate the performance of its business.  Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the free cash flow definition used by Morningstar may not be comparable to similarly titled measures reported by other companies.  For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.

Morningstar presents operating income before stock-based compensation expense and operating margin before stock-based compensation expense solely as supplemental disclosure to help its investors better understand the performance of its business, to enhance comparison of Morningstar’s performance from period to period, and to allow better comparison of Morningstar’s performance with that of its competitors.  Morningstar expects stock-based compensation expense to be a recurring cost. Morningstar uses operating income before stock-based compensation expense and operating margin before stock-based compensation expense to evaluate the performance of its business. Operating income before stock-based compensation expense and operating margin before stock-based compensation expense should not be considered alternatives to any measure of performance as promulgated under GAAP (such as operating income or operating margin), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the calculations of operating income before stock-based compensation expense and operating margin before stock-based compensation expense used by Morningstar may not be comparable to similarly titled measures reported by other companies. For more information on operating income before stock-based compensation expense and operating margin before stock-based compensation expense, please see the reconciliations from operating income to operating income before stock-based compensation expense and from operating margin to operating margin before stock-based compensation expense included in the accompanying financial tables.

7 of 13

Morningstar, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months ended March 31
(in thousands, except per share amounts)	2005	2004	% change

Revenue	$53,204	$41,127	29.4%
Operating expense (1):
Cost of goods sold	15,912	12,266	29.7%
Development	5,149	3,361	53.2%
Sales and marketing	9,785	8,365	17.0%
General and administrative	13,084	8,688	50.6%
Depreciation and amortization	2,396	1,811	32.3%
Total operating expense	46,326	34,491	34.3%
Operating income	6,878	6,636	3.6%
Operating margin	12.9%	16.1%

Non-operating income (expense):
Interest income, net	449	224	100.4%
Other income, net	260	38	584.2%
Non-operating income, net	709	262	170.6%

Income before income taxes and equity in net income of unconsolidated entities	7,587	6,898	10.0%

Income tax expense	4,060	2,674	51.8%

Equity in net income of unconsolidated entities	480	282	70.2%

Net income (loss)	$4,007	$4,506	(11.1)%

Income per share:
Basic	$0.10	$0.12
Diluted (2)	$0.09	$0.09

Weighted average common shares outstanding:
Basic	38,448	38,395
Diluted (2)	42,944	41,546

8 of 13

Morningstar, Inc. and Subsidiaries

Notes to Consolidated Statements of Operations

(1)          Includes stock-based compensation expense of:

	Three months ended March 31
($000)	2005	2004	% change

Cost of goods sold	$664	$258	157.4%
Development	275	147	87.1%
Sales and marketing	325	156	108.3%
General and administrative	3,623	1,522	138.0%
Total stock-based compensation expense	$4,887	$2,083	134.6%

(2)          For purposes of determining diluted income per share, we adjust the recorded net income for the stock-based compensation expense (income) related to stock options recorded under the liability method to reflect the effect based on assumed share settlement (the equity method), if the impact of this calculation is more dilutive. Diluted income per share also includes the assumed impact, using the treasury stock method, of converting stock options with an exercise price below the average fair value of our common stock.

	Three months ended March 31
(in thousands, except per share amounts)	2005	2004

Net income	$4,007	$4,506
Deduct stock-based compensation income under the liability method, net of tax	—	(424)
Deduct stock-based compensation expense under the equity method, net of tax	—	(172)
Net income, as adjusted for computing diluted income per share	$4,007	$3,910

Weighted average common shares outstanding	38,448	38,395
Net effect of dilutive stock options based on the treasury stock method	4,496	3,151
Weighted average common shares outstanding as adjusted for computing diluted income per share	42,944	41,546

Diluted income per share	$0.09	$0.09

9 of 13

Morningstar, Inc. and Subsidiaries

Consolidated Balance Sheets

($000)	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$46,608	$59,493
Investments	37,461	35,970
Accounts receivable, net	41,240	33,668
Deferred tax asset, net	2,157	2,373
Other	4,201	4,250
Total current assets	131,667	135,754

Property and equipment, net	16,521	17,521
Investments in unconsolidated entities	15,094	14,704
Goodwill	14,383	14,408
Intangible assets, net	10,585	1,573
Deferred tax asset, net	28,196	27,105
Other assets	2,472	2,296
Total assets	$218,918	$213,361

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$12,218	$12,085
Accrued compensation	10,092	20,204
Income tax payable	4,830	3,763
Deferred revenue	72,289	63,363
Accrued stock-based compensation	16,842	15,874
Long-term debt - current portion	7	18
Other	3,108	3,545
Total current liabilities	119,386	118,852

Accrued compensation	1,053	3,567
Accrued stock-based compensation	25,712	23,943
Other long-term liabilities	2,425	2,618
Total liabilities	148,576	148,980

Total shareholders’ equity	70,342	64,381

Total liabilities and shareholders’ equity	$218,918	$213,361

10 of 13

Morningstar, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2005	2004

Operating activities
Net income (loss)	$4,007	$4,506
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,396	1,811
Deferred income tax expense (benefit)	(859)	2,681
Stock-based compensation	4,887	2,083
Provision for (recovery of) bad debt	60	(13)
Equity in net income of unconsolidated entities	(480)	(282)
Foreign exchange gain	(299)	—
Other, net	139	(76)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(7,151)	(1,359)
Other assets	(160)	(151)
Accounts payable and accrued liabilities	(667)	(1,929)
Accrued compensation	(12,823)	(7,697)
Income taxes payable	1,067	—
Deferred revenue	7,203	3,195
Accrued stock-based compensation	(38)	—
Other liabilities	471	398
Cash provided by (used for) operating activities	(2,247)	3,167
Investing activities
Purchases of investments	(5,556)	(16,083)
Proceeds from sale of investments	4,015	9,666
Capital expenditures	(1,021)	(1,468)
Acquisitions, net of cash acquired	(8,157)	(210)
Other, net	93	(38)
Cash used for investing activities	(10,626)	(8,133)
Financing activities
Payments of long-term debt and capital lease obligations	(11)	(6,525)
Proceeds from sale of common stock	66	—
Cash provided by (used for) financing activities	55	(6,525)
Effect of exchange rate changes on cash and cash equivalents	(67)	(174)
Net decrease in cash and cash equivalents	(12,885)	(11,665)
Cash and cash equivalents - Beginning of period	59,493	53,509
Cash and cash equivalents - End of period	$46,608	$41,844

11 of 13

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2005	2004	% change

Revenue
Individual	$15,508	$10,461	48.2%
Advisor	16,491	13,727	20.1%
Institutional	22,306	18,452	20.9%
Eliminations	(1,101)	(1,513)	(27.2)%
Consolidated revenue	$53,204	$41,127	29.4%

Revenue - U.S.	$46,231	$35,163	31.5%
Revenue - non-U.S.	$6,973	$5,964	16.9%

Operating income (loss)
Individual	$4,007	$1,112	260.3%
Advisor	4,016	3,377	18.9%
Institutional	4,975	3,791	31.2%
Corporate items and eliminations	(6,120)	(1,644)	272.3%
Consolidated operating income	$6,878	$6,636	3.6%

12 of 13

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures to the Nearest Comparable GAAP Measures

Reconciliation from operating income to operating income before stock-based compensation expense:

	Three months ended March 31
($000)	2005	2004	% change

Operating income	$6,878	$6,636	3.6%
Add back: stock-based compensation expense	4,887	2,083	134.6%
Operating income before stock-based compensation expense	$11,765	$8,719	34.9%

Reconciliation from operating margin to operating margin before stock-based compensation expense:

	Three months ended March 31
(% of revenue)	2005	2004

Operating margin	12.9%	16.1%
Add back: stock-based compensation expense	9.2%	5.1%
Operating margin before stock-based compensation expense	22.1%	21.2%

Reconciliation from cash provided by (used for) operating activities to free cash flow:

	Three months ended March 31
($000)	2005	2004
Cash provided by (used for) operating activities	$(2,247)	$3,167
Less: Capital expenditures	(1,021)	(1,468)
Free cash flow	$(3,268)	$1,699

13 of 13